Exhibit 10.1

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (this “Agreement”) dated as of January 22, 2026, is entered into by and among: (a) Teyame AI Holdings Inc, a Delaware corporation (“Buyer”) and wholly owned subsidiary of Healthcare Triangle, Inc, a Delaware corporation (“Parent”), (b) Parent, (c) Teyame AI LLC, a St Kitts and Nevis corporation (the “Intermediary Seller”), (d) CH 109, S.L, a company incorporated in Spain (the “CH 109”) and (e) Ivan Montero Rebato (“Rebato”) (f) Maria Luisa Sanchez Fernandez (“Fernandez” and together with CH 109 and Rebato, the “Original Sellers”). Buyer, Parent and the Intermediary Seller are hereinafter collectively referred to as the “Parties” and individually as a “Party.”

Notwithstanding that the Closing shall occur on January 29, 2026 (the “Closing Date”), the parties agree that the transactions contemplated by this Agreement shall be deemed effective as of 12:01 a.m. Eastern Time on January 1, 2026 (the “Effective Date”). Accordingly, all risks, benefits, liabilities, income, expenses, and other economic results of the Acquired Business arising on or after the Effective Date shall be for the account of Buyer, and Seller shall be entitled to all such items arising prior to the Effective Date

PREAMBLE

WHEREAS, the Parent’s primary business consists of providing consulting, implementation, support, managed and information technology related services, including electronic health records services, for various business clients including healthcare organizations (the “Parent’s Business”).

WHEREAS, Pursuant to a Share Purchase Agreement (the “Original Purchase Agreement”), dated as of the date hereof, Intermediary Seller purchased (i) 110,302 shares (participaciones sociales) of Teyamé 360, S.L. (the “Teyame 360 Shares”), which represent 100% of the outstanding equity of Teyamé 360 S.L., a company incorporated in Spain (“Teyame”) and (ii) 3,006 shares (participaciones sociales) of Datono Mediación S.L. (the “Datono Mediación Shares” and together with the Teyamé Shares, the “Shares”), which represent l00% of the outstanding equity of Datono Mediación SL, a company incorporated in Spain (“Datono” and together with Teyame, the “Acquired Companies”) from the Original Sellers.

WHEREAS, the Intermediary Seller desires to sell the Shares to the Buyer on the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

PURCHASE AND SALE OF SHARES

1.1 Purchase and Sale of Shares. Subject to the terms and conditions of this Agreement, at the Closing, the Intermediary Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase and acquire from the Seller, good and marketable title to the Shares, free and clear of all mortgages, liens, encumbrances, claims, equities and obligations to other persons of every kind and character:

(a) In consideration of the sale and transfer of the Shares from Intermediary Seller to Buyer as full and complete consideration for such Shares, Buyer shall pay and deliver a sum of up to Fifty Million Dollars ($50,000,000) (the “Purchase Price”), subject to the provisions set forth below, and payable as follows:

i.	a sum of Three Million Dollars ($3,000,000), which has previously been paid to Intermediary Seller in cash in accordance with the Advance Agreement dated December 3, 2025 (the “First Tranche Cash Consideration”);

ii.	a sum of Six Million Dollars ($6,000,000) payable to Intermediary Seller in cash payable on or before January 29, 2026 (the “Second Tranche Cash Consideration”).

iii.	a sum of Three Million Dollars ($3,000,000) payable to Intermediary Seller in cash on April 29, 2026 (the “Third Tranche Cash Consideration”);

i.	a sum of Three Million Dollars ($3,000,000) payable to Intermediary Seller on the date that is the earlier of (x) the Intermediary Seller obtaining VAT clearances issued by the Spanish Tax Authority and change of control waivers for all of the Acquired Companies’ bank accounts and insurance policies, or Six Months from date of this agreement, whichever is earlier. However this amount is not payable before April 29, 2026 (the “Last Tranche Cash Consideration”);

iv.	Twelve Million Dollars ($12,000,000) of restricted common stock (the “Common Stock Consideration”) of the Parent and Eighteen Million Dollars ($18,000,000) of a series of the Parent’s preferred stock (the “Preferred Stock”) that is convertible into the Parent’s common stock (the “Preferred Stock Consideration”), each of which shall be issued to the Intermediary Seller or its designated affiliate as per schedule C, on the Closing Date. The number of shares of the Parent’s common stock to be issued as payment of the Common Stock Consideration shall be based on a price (the “Base Price”) equal to the average of the VWAPs (as defined below) for the 5 Trading Days (as defined below) immediately prior to the Closing Date. The value of the Preferred Stock Consideration shall be determined by multiplying the number of shares of the Parent’s common stock underlying the applicable preferred stock by the Base Price. The number of shares of the Parent’s common stock underlying the Preferred Stock shall be determined by dividing $18,000,000 by the Base Price. The Preferred Stock will not be convertible into common stock of the Parent until Shareholder Approval has been obtained. Notwithstanding anything to the contrary stated above, to the extent that the issuance of the Common Stock Consideration would require the Parent to issue shares of its common stock that is in excess of 19.99% of the number of shares of its common stock outstanding immediately prior to issuance, then on the Closing Date, the Intermediary Seller will receive shares of common stock of the Parent equal to 19.99% of outstanding amount and a pre-funded warrant (“PFW”) of the Parent that has a number of underlying shares of common stock of the Parent equal to such excess. The PFW will be exercisable at any after the Parent has obtained Shareholder Approval for such exercise. The PFW will have an exercise price of $0.00001 per share, but will be exercisable on a cashless basis. “Shareholder Approval” means the shareholder approval required by Nasdaq Rule 5635(a) prior to the conversion of the shares of preferred stock that constitute the Preferred Consideration or the exercise of the PFW, as applicable.

v.	500,000 payable in Parent’s Preferred Stock totaling to a sum of up to Five Million Dollars ($5,000,000) as post-Closing earnout payment issued to the Key Management employees (to list the name of the persons) (the “Management Earnout”), subject to the Acquired Companies’ achievement of the applicable yearly earnout targets set forth on Annexure B hereto, which Earnout shall be payable as follows:

Year 1 (Fiscal Year 2026):

(a)	250,000 payable in a series of the Parent’s preferred stock (the “Earnout Preferred Stock”) totaling Two Million Five Hundred Thousand Dollars ($2,500,000); each share of Earnout Preferred Stock converts into 10 common stocks (calculated based on the average of the VWAPs for the 5 Trading Days immediately prior to December 31, 2026)

Year 2 (Fiscal Year 2027):

(b)	250,000 payable in Earnout Preferred Stock totaling Two Million Five Hundred Thousand Dollars ($2,500,000); each share of Earnout Preferred Stock converts into 10 common stocks (calculated based on the average of the VWAPs for the 5 Trading Days immediately prior to December 31, 2027)

For purposes of this Section 1.01(b) and Section 1.01(c), the following definitions shall have the meanings ascribed below:

a.	“Gross Revenue and EBITDA Target” for earn-out shall be as follows:

Year 1: (i) Gross Revenue of Thirty-Eight Million Dollars ($38,000,000) and an EBITDA of Six Million Dollars ($6,000,000) for the period beginning January 01, 2026, and ending on December 31, 2026, and

Year 2: (ii) Gross Revenue of Forty-Four Million Dollars ($44,000,000) and an EBITDA of Nine Million Dollars ($9,000,000) for the period beginning January 01, 2027, and ending on December 31, 2027, and

b.	“Trading Day” means a day on which The Nasdaq Stock Market LLC is open for business.

c.	“VWAP” on a Trading Day means the volume weighted average price for the Parent’s common stock for such Trading Day as reported by Bloomberg Financial Markets or if Bloomberg Financial Markets is not then reporting such prices, by a comparable reporting service of national reputation.

If the Parent effects a reverse stock split within [90] days of the Closing Date and for [10] consecutive Trading Days during such time the closing price of Parent’s common stock is below the Base Price, then on such tenth Trading Day the Parent will issue to the Intermediary Seller a number of shares of its common stock equal to the sum of the number of additional shares of common stock that it would have received plus the additional number of shares that would have been underlying the Preferred Stock and the PFW, in each case on the Closing Date, had the Base Price been equal to the closing price of the Parent’s common stock on such tenth Trading Day.

(b) The amount of the Purchase Price specified above is based on the accuracy of the representations of Seller in Section 2.07(b) hereof and the accuracy of the pricing assumptions set forth on Annexure E hereto (the “Pricing Assumptions”). The parties hereto agree that in the event that, based on Buyer’s good faith review of the Companies’ financial information after the Closing, the actual numbers are less than the projected number set forth in the Pricing Assumptions, Buyer shall make a downward adjustment to the Purchase Price on a proportionate basis. If Intermediary Seller and Buyer do not agree on any such adjustments to be made by Buyer, they will discuss with each other with the intent to resolve such differences in good faith within a reasonable period not to exceed thirty (30) days. In the event Buyer and Intermediary Seller are not able to reach an amicable resolution, they will resolve any such dispute in accordance with the provisions of Section 8.06 hereof. For the avoidance of doubt, no such adjustments will be effective until final resolution of the dispute.

(c) Monetary payments under this Section 1.01 shall be made by Buyer by wire transfer of immediately available funds credited to the account designated by Intermediary Seller to Buyer in writing no later than its applicable due date. If such due date falls on a bank holiday, such funds shall be credited on the business day immediately preceding such due date. With respect to payments in the form of equity, Buyer shall instruct its transfer agent on the applicable payment date to issue the applicable shares to the applicable party as soon as the transfer agent is able, which shall be within a reasonable time thereafter. If such payment date falls on a bank holiday, such instruction to the transfer agent shall be issued on the business day immediately preceding such payment date.

1.2 Closing. Subject to the terms and conditions set forth herein, the consummation of the purchase and sale of the Shares provided for in Section 1.01 hereof (the “Closing”) shall take place on the Closing Date (as defined in Section 5.01 hereof).

1.3 Taxes. The Intermediary Seller and Original Sellers shall be responsible for any taxes owed by the Acquired Companies for all periods up to the Effective Date. Any taxes payable by the Acquired Companies shall be immediately reimbursed to the Buyer by the Intermediary Seller and the Original Sellers for any and all periods up to the Effective Date. In addition, for any tax liability which occurs in future, but relates to any period prior to the Acquisition Date, the Intermediary Seller and the Original Seller will reimburse the Buyer without any delay and without fail. In the event that the Intermediary Seller does not exist, the Seller shall be liable for such reimbursement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF INTERMEDIATE SELLER AND THE ORIGINAL SELLERS

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Intermediary Seller and the Original Sellers hereby jointly and severally represent and warrant to Buyer and Parent that the statements contained in this Article II are true and correct as of the Effective Date and shall be true and correct as of the Closing Date.

2.1 Organization and Qualification. Each of the Acquired Companies is a corporation duly organized, validly existing and in good standing in Madrid, Spain, and is qualified to do business as a foreign corporation in each jurisdiction, if any, in which it requires such qualification, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate have a material adverse effect on the business of any Acquired Company.

None of the Acquired Companies has a subsidiary or has equity or any other interest in any third party or entity.

2.2 Power and Authority. Each of the Acquired Companies has the requisite corporate power and authority to own, operate and lease its properties and assets, and to conduct its business as it is now being conducted.

2.3 Execution and Binding Effect. This Agreement, the Original Purchase Agreement and all other agreements and instruments executed in connection with this Agreement (collectively, the “Ancillary Agreements”), have been duly and validly executed and delivered by the Seller and the Original Sellers, and (assuming due authorization, execution and delivery by Buyer) constitute (or upon such execution and delivery will constitute) legal, valid and binding obligations of Seller and the Original Sellers enforceable against Seller in accordance with their respective terms, subject to laws affecting creditor’s rights and general principles of equity.

2.4 No Breach, Default, Violation or Consent. The execution, delivery and performance by Seller or the Original Sellers of this Agreement and the Ancillary Agreements to which Seller or the Original Sellers are a party do not and will not:

(a) violate any of the Acquired Companies currently effective Articles of Incorporation or Bylaws;

(b) materially breach or result in a material default (or an event which, with the giving of notice or the passage of time, or both, would constitute a material default) under, require any consent under or give to others any rights of termination, acceleration, suspension, revocation, cancellation or amendment of any Acquired Company Agreements (as defined below) or any Acquired Company Permits (as defined below) or of any contract, agreement, instrument or document to which the Acquired Companies are a party, or by which any of the Acquired Companies or its assets are bound, except where the breach, default, non-consent, termination, acceleration, suspension, revocation, cancellation or amendment would not, individually or in the aggregate, have a material adverse effect on the business of any Acquired Company. In this respect, the Seller and the Original Sellers have obtained or will obtain before Closing the relevant waivers from the relevant counterparties of all those Acquired Company Agreements which contains a change of control clause;

(c) breach or otherwise violate any order, writ, judgment, injunction or decree issued by any governmental entity (each a “Governmental Order”) which names the Acquired Companies or is directed to the Acquired Companies or any of their respective assets, except where the breach or violation would not, individually or in the aggregate, have a material adverse effect on the business of any Acquired Company;

(d) violate any law, rule, regulation, ordinance or code of any governmental entity (each a “Governmental Rule”), except where the violation would not, individually or in the aggregate, have a material adverse effect on the business of any Acquired Company; or

(e) require any consent, authorization, approval, exemption or other action by, or any filing, registration or qualification with, any person or entity (each a “Person”), except where Seller’s or the Acquired Companies failure to obtain the consent, authorization, approval, or exemption, or the Acquired Companies failure to take the action, or make the filing, registration or qualification, would not, individually or in the aggregate, have a material adverse effect on the business of any Acquired Company.

2.5 Financial Statements.

(a) The Acquired Companies have previously delivered to Buyer correct and complete copies of (i) its PCAOB audited balance sheets and statements of income, retained earnings and cash flows as of and for its fiscal years ended December 31, 2023, December 31, 2024, and nine months ended September 30, 2025, (the “Current Financial Statements”. The Current Financial Statements fairly present, in all material respects, the financial condition of the Acquired Companies as at the end of the periods covered thereby, and the results of its operations and the changes in its financial position for the periods covered thereby in accordance with GAAP. Any facts or circumstances which would result in a substantial change to the Financial Statements, if prepared in accordance with GAAP, have been previously disclosed to Buyer or mentioned in the Schedules to this Agreement, or otherwise disclosed in writing.

(b) Except for the liabilities shown in the Current Financial Statements, the Acquired Companies have no liabilities of any kind, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for taxes direct or indirect, other than executory obligations to perform services under any Acquired Company agreements that are not required to be set forth in the Financial Statements in accordance with GAAP, Accounts Payable incurred in the ordinary course of business since the date of the Current Financial Statements, those which are adequately reflected or reserved against in the Closing Balance Sheet as of the Effective Date, and those which have been incurred in the ordinary course of business consistent with past practices since the Closing Balance Sheet Date.

(c) Notes and Accounts Receivable. All notes and Accounts Receivables of the Acquired Companies are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims (except as set forth in applicable legal contracts or other instruments), are current and collectible, and are eligible to be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the Current Financial Statements, as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Acquired Companies.

2.6 Bank Accounts. Schedule (A) sets forth a correct and complete list of the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the each of the Acquired Companies maintains accounts of any nature, the type and number of all such accounts and the names of all persons authorized to draw thereon or make withdrawals therefrom.

2.7 Tax Matters. Each of the Acquired Companies:

(a) has timely and properly filed all Income Tax Return and other material Tax Returns (including but not limited to, Value Added Tax returns) required to be filed by it or with respect to its assets or business, taking into account any valid extension of time to file granted to or obtained on behalf of such Acquired Company. All such Tax Returns are true, accurate, correct and complete in all material respects. Each Acquired Company has timely and properly paid all taxes (Value Added Tax) required to be paid by any Acquired Company or with respect to its assets or business, whether or not shown on any Tax Return;

(b) has adequate reserves and the provisions for taxes on the books of such Acquired Company, are adequate for all open years and for its current fiscal period up to the Effective Date and properly classify such tax obligations as either current or deferred;

(c) has no knowledge of any proposed assessment of any additional taxes to be imposed against any Acquired Company by any governmental entity or of any basis for any such assessment (whether or not reserved against);

(d) is not currently being audited by any governmental entity, and no such audit is pending or, to its knowledge, threatened.

(e) has not given any waiver or extension of any period of limitation governing the time of assessment or collection of any tax; and

2.8 Litigation. Except as otherwise disclosed on Schedule D, to the Seller’s or the Original Seller’s knowledge, there is no pending, threatened investigation, action or proceeding against any of the Acquired Companies, by or before any governmental entity or arbitrator, and the each of the Intermediary Seller’s and the Original Sellers’ has no knowledge of any basis for any such investigation, action or proceeding. Except as otherwise disclosed on Schedule D, there is no pending or, to each of the Intermediary Seller’s and the Original Sellers’ knowledge, threatened investigation, action or proceeding against by or before any governmental entity or arbitrator which, if determined adversely to any of the Acquired Companies, would materially and adversely affect its ability to consummate the transactions contemplated hereby, and each of the Intermediary Seller’s and the Original Sellers’ has no knowledge of any basis for any such investigation, action or proceeding. Schedule D sets forth a correct and complete list of each investigation, action and proceeding described in the preceding sentences, the parties thereto, the alleged basis therefor, the relief sought therein and the current status thereof.

2.9 Absence of Certain Changes and Events. Except as otherwise disclosed on Schedule E, since the Effective Date:

(a) none of the Acquired Company incurred any material obligation or liability except for normal trade obligations incurred in the ordinary course of business;

(b) no casualty, loss or damage has occurred with respect to any of the Acquired Companies’ assets, whether or not the same is covered by insurance;

(c) no Acquired Company has sold, transferred or otherwise disposed of any of its assets or any interest therein, or agreed to do any of the foregoing, except for sales of inventory in the ordinary course of business;

(d) no Acquired Company has written off as uncollectible any of its Accounts Receivables or written down the value of any of its assets outside the normal course of business;

(e) no Acquired Company has waived or released any of its rights with respect to its business or assets or permitted any of such rights to lapse;

(f) no key executive officer or other key employee of any Acquired Company has left his or her employment with the applicable Acquired Company;

(g) no Acquired Company has granted, and is not committed to grant, any salary or wage increases to any of its employees, except as occurs in the ordinary course of business when an employee changes client assignments or following regular employee review;

(h) no Acquired Company has made, or committed to make, any capital expenditures in excess of One Hundred Thousand Dollars ($100,000) in the aggregate.

(i) there has been no payment, discharge or other satisfaction of any liabilities of any Acquired Company, whether direct or indirect, fixed or contingent or otherwise, other than the satisfaction, in the ordinary course of business, of liabilities reflected on the Current Financial Statements or incurred in the ordinary course of business;

(j) no Acquired Company has introduced any material change with respect to its business, including without limitation, with respect to services it provides, the areas in which such services are provided, or its accounting methods; and

(k) no material adverse change, and no event which is likely to result in a material adverse change, has, to each of the Intermediary Seller’s and the Original Sellers’ knowledge, occurred or will occur as a result of the consummation of the transactions contemplated in this Agreement.

2.10 Clients. Schedule B sets forth a correct and complete list of each of the clients of the Acquired Companies whose business with the any of the Acquired Companies constituted five percent (5%) or more of the applicable Acquired Company’s net revenues during the twelve (12)-month period ended December 31, 2024, and for the nine (9)-month period ending September 30, 2025. No Acquired Company is required to provide any material bonding or other financial security arrangements in connection with any of its transactions with any such client. Since January 1, 2025, except in the normal course of business, no such customer has terminated its relationship with, or materially reduced its business with the any of the Acquired Companies, no such customer intends to terminate its relationship with, or materially reduce its business with any of the Acquired Companies.

2.11 Constituent Documents and Governmental Rules; Legal Compliance. Each of the Acquired Companies is and has been in compliance with (a) its charter and by-laws and (b) all governmental laws, rules and regulations applicable to the applicable Acquired Company, its business or its assets.

2.12 Governmental Orders. Schedule F sets forth a correct and complete list of all outstanding orders, writs, injunctions, decrees, awards, judgments and rulings entered by or with any governmental body, agency or authority (collectively, the “Governmental Orders”) which name any Acquired Company or are directed to any Acquired Company or any of their assets, together with the governmental entity who issued the same and the subject matter thereof. To the best of the Intermediary Seller’s and the Original Sellers’ knowledge, each Acquired Company is in compliance with all such Governmental Orders, except where any non-compliance would not, individually or in the aggregate, have a material adverse effect on the business of any Acquired Company.

2.13 Acquired Companies Permits. Schedule G sets forth a correct and complete list of all permits, licenses, franchises, certificates, authorizations, consents and approvals obtained from or issued by any governmental entity and which are necessary or desirable for the ownership or operation of the Acquired Companies or the ownership, operation or use of its assets (collectively, the “Acquired Companies Permits”), and indicates for each whether any consent from the issuing authority is required in connection with the consummation of the transactions contemplated hereby. To each of the Intermediary Seller’s and the Original Sellers’ knowledge, the Permits have been validly acquired, are in full force and effect and represent all governmental permits, licenses, franchises, certificates, authorizations, consents and approvals necessary under applicable Governmental Orders for any of the Acquired Companies to carry on its business as now being conducted and to own, operate or use its assets. To each of the Intermediary Seller’s and the Original Sellers’ knowledge, no violations have been recorded against any Acquired Companies Permit, no citation, notice or warning has been issued by any governmental entity with respect to any such Acquired Companies Permit, no investigation or hearing has been held by or before any governmental entity with respect to any such Acquired Companies Permit, the Acquired Companies have not received any notice from any governmental entity that it intends to cancel, revoke, terminate, suspend or not renew any such Acquired Companies Permit and, to the each of the Intermediary Seller’s and the Original Sellers’ knowledge, there is no basis for any of the foregoing. The Acquired Companies are in compliance with all such Acquired Companies Permits, except where any non-compliance would not, individually or in the aggregate, have a material adverse effect on the business of any Acquired Company.

2.14 Environmental Matters.

(a) No Hazardous Substances (as defined below) have been or are being generated, used, processed, treated, stored, released, transported or disposed of by the Acquired Companies;

(b) No Person who has leased, occupied or used any real property now or previously owned, leased, occupied or used by the Acquired Companies has, to the each of the Intermediary Seller’s and the Original Sellers’ knowledge, generated, used, processed, treated, stored, released or disposed of any Hazardous Substances on such property; and

(c) No event has occurred and no condition exists with respect to the any Acquired Company or its business or assets which has resulted in, or is likely to result in, any material liability, cost or expense to the applicable Acquired Company or any other Person who owns or operates its business or assets under any applicable Environmental Rule (as defined below), and no Acquired Company has received any notice from any governmental entity or other Person of its intention to impose any such liability, cost or expense upon any of the Acquired Companies or any such Person.

As used herein, the terms: (i) “Environmental Rule” means any Governmental Orders which relates to Hazardous Substances, pollution or protection of the environment, natural resources or public health or safety, including without limitation, any Governmental Orders relating to the generation, use, processing, treatment, storage, release, transport or disposal of Hazardous Substances and any common laws of nuisance, negligence and strict liability relating thereto, together with all rules, regulations and orders issued thereunder, as any of the same may be amended; and (ii) “Hazardous Substance” means any substance which constitutes, in whole or in part, a pollutant, contaminant or toxic or hazardous substance or waste under, or the generation, use, processing, treatment, storage, release, transport or disposal of which is regulated by, any Governmental Orders.

2.15 Real Property.

(a) Schedule H sets forth a correct and complete list of (i) all real property currently owned, leased or used by the any Acquired Company (collectively, the “Real Property”), (ii) all leases, subleases and other agreements or rights pursuant to which any Person has the right to occupy or use any of the Real Property owned by the any Acquired Company, and (iii) all leases, subleases and other agreements or rights pursuant to which any Acquired Company has the right to occupy or use any of the Real Property owned by others.

(b) To each of the Intermediary Seller’s and the Original Sellers’ knowledge, all improvements located on the Real Property (including without limitation all water, sewer, gas, electrical and HVAC systems servicing the same) are in good repair and operating condition.

(c) To each of the Intermediary Seller’s and the Original Sellers’ knowledge, the Real Property: (i) is adequately serviced by all utilities necessary for the conduct of the business of any Acquired Company as currently conducted thereon; (ii) has adequate means of ingress and egress, either directly or by means of perpetual easements or rights-of-way which run with the Real Property; and (iii) has adequate parking that is sufficient to meet the needs of the Acquired Companies employees and business invitees and to comply with applicable Governmental Rules.

2.16 Title to Assets. Each of the Acquired Companies has good and marketable title to, or a valid leasehold interest in, the properties and assets used by them, located on their premises, or shown on the Closing Balance Sheet delivered to Buyer, or acquired after the Effective Date, free and clear of all liens.

2.17 Employee Benefit Plan Compliance. All Employee Benefit Plans maintained by an Acquired Company are maintained and funded in accordance with applicable provisions of the local law.

2.18 Personnel Matters.

(a) Schedule I sets forth a correct and complete list of (i) all directors and executive officers of the Acquired Companies, (ii) all other employees of or consultants to the Acquired Companies whose annual compensation (including bonuses and commissions) during the Acquired Companies fiscal year ended December 31, 2025 was Ten Thousand Dollars ($10,000) or more, (iii) the current job title or relationship to the Acquired Companies of each such Person described in clauses (i) and (ii) above, (iv) the amount of compensation (including bonuses and commissions) paid to each such Person during the Acquired Companies fiscal year ended December 31, 2025 and (v) any employee benefits or perquisites available to any such Person that are not generally available to employees of the Acquired Companies.

(b) Except as otherwise disclosed, no Acquired Company is a party to any employment, consulting or similar agreement, written or oral, with any Person.

(c) Except as set forth on Schedule J no Acquired Company is a party to, obligated with respect to or bound by any collective bargaining agreements or contracts with any labor union or other representative of employees or any employee benefits provided for by any such contract, and no such agreements are being negotiated, and no employee of any Acquired Company is represented by a labor union, works council or other employee representative body with respect to his or her employment with any Acquired Company. No strike, lockout, slowdown, work stoppage, picketing, grievance or union organizational activity or other similar occurrence (whether or not resolved) has occurred at any time during the past five (5) years or is pending or threatened against any Acquired Company.

(d) To the each of the Intermediary Seller’s and the Original Sellers’ knowledge, no executive, key employee, or significant group of employees plans to terminate employment with any of the Acquired Companies during the next twelve (12) months. No Acquired Company has committed any material unfair labor practice. With respect to this transaction, any notice required under any law or collective bargaining agreement has been given, and all bargaining obligations with any employee representative have been, or prior to the Closing Date will be, satisfied.

(e) each Acquired Company is, and for the past four (4) years has been, in compliance in all material respects with all applicable laws relating to the employment of labor, including wages, hours, overtime, discrimination, equal opportunity, collective bargaining, harassment, immigration, disability, affirmative action, leaves of absence, privacy, rest periods, meal breaks, workers’ compensation, unemployment insurance, social security insurance, housing provident fund, occupational health and safety, holiday pay, allowances, payments or contributions to mandatory employment benefits and the collection and payment of income and social contribution taxes and similar taxes, plant closings, mass layoffs and relocations.

2.19 Insurance. Schedule K sets forth a correct and complete list of all insurance policies of which the any of the Acquired Companies is the owner, insured, loss payee or beneficiary and indicates for each such policy any pending claims thereunder. (a) there has been no failure to give any notice or present any material claim under any such policy in a timely fashion or as otherwise required by such policy; (b) all premiums under such policies which were due and payable on or prior to the date hereof have been paid in full; (c) no such policy provides for retrospective or retroactive premium adjustments; (d) none of the Acquired Companies have received notice of any material increase in the premium under, cancellation or non-renewal of or disallowance of any claim under any such policy; (e) none of the Acquired Companies have been refused any insurance, nor has its coverage been limited by any carrier; and (f) each of the Acquired Companies has maintained, or been the beneficiary of, general liability policy(ies) reasonable, in both scope and amount, in light of the risks attendant to its business and which provide coverage comparable to coverage customarily maintained by others in similar lines of business, and such policies have been “occurrence” policies and not “claims made” policies.

2.20 Indebtedness.

(a) Schedule L sets forth a correct and complete list of all outstanding trade payables payment of which is more than 30 days overdue and, with respect to any trade payables which have not been paid due to a dispute with a vendor, identifies the nature of such dispute.

2.21 Brokers’ Fees. Neither any Acquired Company nor the Intermediary Seller has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

2.22 Business Continuity. To the each of the Intermediary Seller’s and the Original Sellers’ knowledge, none of the computer software, computer hardware (whether general or special purpose), telecommunications capabilities (including all voice, data and video networks) and other similar or related items of automated, computerized, and/or software systems and any other networks or systems and related services that are used by or relied on by any Acquired Company in the conduct of the business of any Acquired Company (collectively, the “Systems”) have experienced bugs, failures, breakdowns, or continued substandard performance in the past twelve (12) months that has caused any substantial disruption or interruption in or to the use of any such Systems by the applicable Acquired Company. The Acquired Companies are covered by business interruption insurance in scope and amount customary and reasonable to ensure the ongoing business operations of the Acquired Companies.

2.23 Data Privacy. In connection with its collection, storage, transfer (including, without limitation, any transfer across national borders) and/or use of any personally identifiable information from any individuals, including, without limitation, any customers, prospective customers, employees and/or other third parties (collectively “Personal Information”), the Acquired Companies are and have been in compliance with all applicable laws in all relevant jurisdictions, the Acquired Companies privacy policies and the requirements of any contract or codes of conduct to which any Acquired Companies is a party. The Acquired Companies have commercially reasonable physical, technical, organizational and administrative security measures and policies in place to protect all information collected by it or on its behalf from and against unauthorized access, use and/or disclosure. The Acquired Companies are and has been in compliance in all material respects with all laws relating to data loss, theft and breach of security notification obligations.

2.24 Proprietary rights.

(a) Schedule M contains a true, complete and accurate description and list of all (i) Intellectual Property owned (or which will be owned following completion of the IP Condition Precedent) by any Acquired Company that is registered, issued or subject to a pending application for registration or issuance, in each case with a governmental entity or private registrar (including all Internet domain names) (“Registered IP”) and (ii) any unregistered Trademark owned by any Acquired Company and material to the conduct of any Acquired Company’s business as presently conducted (indicating for each of (i) and (ii) the Acquired Company that owns or holds such Intellectual Property, and if Registered IP, the applicable jurisdiction, registration number (if registered), application number, date issued (if issued) and dated filed).

As used herein: (i) “Intellectual Property” means, collectively, in the United States and all countries or jurisdictions foreign thereto, (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto and all patents, (ii) all Trademarks, all goodwill associated therewith and all applications, registrations and renewals in connection therewith, (iii) all moral rights and copyrights in any work of authorship (including catalogues and related copy, databases, software and mask works) and all applications, registrations and renewals in connection therewith, (iv) all trade secrets and confidential business information (including confidential ideas, research and development, know-how, methods, formulas, compositions, manufacturing and production processes and techniques, confidential technical and other data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and confidential business and marketing plans and proposals), (v) all websites, computer software and firmware (including source code, executable code, data, databases, user interfaces, algorithms and related documentation), (vi) rights of publicity, including name, image and likeness rights, (vii) all other intellectual property rights, (viii) all copies and tangible embodiments of any of the foregoing (in whatever form or medium), and (ix) the exclusive right to display, reproduce, make, use, sell, distribute, import, export and create derivative works or improvements based on any of the foregoing, and (x) all income, royalties, damages and payments related to any of the foregoing (including damages and payments for past, present or future infringements, misappropriations or other conflicts with any intellectual property), and the right to sue and recover for past, present or future infringements, misappropriations or other conflict with any intellectual property; and (ii) “Trademarks” mean, in the United States and all countries and jurisdictions foreign thereto, registered trademarks, registered service marks, trademark and service mark applications, unregistered trademarks and service marks, registered trade names and unregistered trade names, corporate names, fictitious names, trade dress, logos, slogans, Internet domain names, rights in telephone numbers, and other indicia of origin, together with all translations, adaptations, derivations, combinations and renewals thereof.

2.25 No Other Representations or Warranties. Except for the representations and warranties contained in this Article II hereof (including the related portions of the Disclosure Schedules), none of Intermediary Seller, or the Original Sellers, or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Intermediary Seller of the Original Sellers.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT

Each of Buyer and Parent jointly and severely hereby represent and warrant to Intermediary Seller that the statements contained in this Article III are true and correct as of the Effective Date and shall be true and correct as of the Closing Date.

3.1 Organization. Each of Buyer and Parent is a corporation duly organized, validly existing and in good standing in the State of Delaware, and is qualified to do business as a foreign corporation in each jurisdiction, if any, in which it requires such qualification.

3.2 Power and Authority. Each of Buyer and Parent has the requisite corporate power and authority to own, operate and lease its properties and assets, to conduct its business as it is now being conducted, and to execute, deliver and perform this Agreement and the Ancillary Agreements to which it is a party.

3.3 Execution and Binding Effect. This Agreement and the applicable Ancillary Agreements have been duly and validly executed and delivered by Buyer and Parent and (assuming due authorization, execution and delivery by Intermediary Seller, as applicable) constitute (or upon such execution and delivery will constitute) legal, valid and binding obligations of Buyer and Parent enforceable against Buyer and Parent in accordance with their respective terms, subject to laws affecting creditor’s rights and general principles of equity.

3.4 No Breach, Default, Violation or Consent. The execution, delivery and performance by each of Buyer and Parent of this Agreement and the applicable Ancillary Agreements do not and will not:

(a) violate the Buyer’s or Parent’s, as applicable currently effective charter or by-laws;

(b) materially breach or result in a material default (or an event which, with the giving of notice or the passage of time, or both, would constitute a material default) under, require any consent under or give to others any rights of termination, acceleration, suspension, revocation, cancellation or amendment of any contract, agreement, instrument or document to which Buyer or Parent is a party, or by which Buyer or Parent or any of their properties or assets is bound, except where the breach, default, non-consent, termination, acceleration, suspension, revocation, cancellation or amendment would not, individually or in the aggregate, have a material adverse effect on Parent’s Business;

(c) breach or otherwise violate any Governmental Order which names Buyer or Parent or is directed to Buyer or Parent or any of their properties or assets, except where the breach or violation would not, individually or in the aggregate, have a material adverse effect on Parent’s Business;

(d) violate any Governmental Rule, except where the violation would not, individually or in the aggregate, have a material adverse effect on Parent’s Business; or

(e) require any consent, authorization, approval, exemption or other action by, or any filing, registration or qualification with, any Person, except where Buyer’s failure to obtain the consent, authorization, approval, or exemption, or Buyer’s or Parent’s failure to take the action, or make the filing, registration or qualification, would not, individually or in the aggregate, have a material adverse effect on Parent’s Business.

3.5 Investment Purpose. Buyer is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Shares are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

3.6 Sufficiency of Funds. Parent has sufficient cash on hand or other sources of immediately available funds to enable it to make timely payments of the Purchase Price, and to consummate the transactions contemplated by this Agreement. Parent has no present intention of, and does not contemplate, creating any encumbrances on the business of any Acquired Company or any of the Acquired Companies, Parent’s or Buyer’s properties, assets, or contracts, during the Buyer Restriction Period (defined below) to fund the payment of the Purchase Price or the Acquired Companies payment obligations under the Consulting Agreement, or to take any other actions that would materially reduce the business of any Acquired Company, or materially adversely affect any Acquired Company’s ability to conduct its operations on an ongoing basis consistent with past practice, or otherwise render any Acquired Company inoperable, unable to pay its debts when due, or cause material breach of its obligations hereunder, including, without limitation, Parent’s and the Acquired Companies obligations under Section 7.04.

3.7 Solvency. Parent currently solvent and immediately after giving effect to the transactions contemplated hereby, Parent shall: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of any of the Parenta. In connection with the transactions contemplated hereby, Parent has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.

3.8 Legal Proceedings. There are no actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such action.

3.9 Independent Investigations. Buyer has conducted its own independent investigation, due diligence (financial, legal, tax or otherwise), review and analysis of the business, results of operation, prospects, condition (financial or otherwise) or assets of the Acquired Companies, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records and other documents and data of the Acquired Companies for such purpose. Buyer acknowledges and agrees that (a) in making its decision to enter into this Agreement and the Ancillary Agreements, and to consummate the transactions contemplated hereby and thereby, Buyer has relied solely upon its own investigation and the express representations and warranties of Intermediary Seller and Original Sellers set forth in Article II hereof (including the related portions of the Disclosure Schedules), and (b) none of Intermediary Seller, the Original Sellers, or any other Person has made any representation or warranty as to the Acquired Companies, either written or oral, except as expressly set forth in Article II hereof (including the related portions of the Disclosure Schedules).

3.10 Nasdaq Listing. The Parent’s common stock is listed on The Nasdaq Stock Market LLC under the symbol “HCTI.” The Buyer is in compliance in all material respects with the applicable listing and corporate governance rules of The Nasdaq Stock Market LLC.

3.11 SEC Filings. Parent has filed all reports, schedules, forms, statements and other documents required to be filed by Parent with the Securities and Exchange Commission (the “SEC”) pursuant to the reporting requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) (all of the foregoing and all exhibits included therein and financial statements and schedules thereto, the “SEC Reports”). As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder.

ARTICLE IV

CONDITIONS PRECEDENT

4.1 Conditions to Each Party’s Obligations. The respective obligations of each Party hereunder shall be subject to the satisfaction prior to or at the Closing of the following conditions:

(a) No statute, rule, regulation, order, decree, or injunction shall have been enacted, entered, promulgated, or enforced by any court or governmental entity of competent jurisdiction which enjoins or prohibits the consummation of this Agreement or any Ancillary Agreements, and shall be in effect.

(b) There shall not be pending or threatened in writing any action, proceeding, or other application before any court or governmental entity challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement or any Ancillary Agreements, or seeking to obtain any material damages.

4.2 Conditions to Intermediary Seller’s Obligations. The obligations of Intermediary Seller shall be subject to the satisfaction prior to the Closing of the following conditions unless waived by Intermediary Seller in writing:

(a) The representations and warranties of Buyer set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing as though made on and as of the Closing Date.

(b) Buyer shall have performed all agreements and covenants required to be performed by it under this Agreement and the Ancillary Agreements prior to the Closing Date.

4.3 Conditions to Buyer’s Obligations. The obligations of Buyer shall be subject to the satisfaction prior to the Closing of the following conditions unless waived by Buyer in writing:

(a) The Original Sellers and the Intermediary Seller shall have executed and notarized the Original Purchase Agreement.

(b) The representations and warranties of Original Sellers and Intermediary Seller set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing as though made on and as of the Closing Date.

(c) Intermediary Seller and the Original Sellers shall have performed all agreements and covenants that are required to be performed by them under this Agreement and the Ancillary Agreements prior to Closing Date.

(d) Intermediary Seller shall have agreed to reasonably comply and to take good faith, commercially reasonable efforts to cooperate with Buyer in achieving the terms and conditions and goals and milestones set forth in a mutually acceptable integration plan.

(e) Buyer shall have received updated financial statements of each Acquired Company, including the profit and loss statement, consistent with past practices and prepared in accordance with GAAP.

(f) Buyer shall have completed its due diligence of each of the Acquired Companies’ bank accounts, Accounts Receivables, Accounts Payables and cash flow reports and statements with results satisfactory to the Buyer in its good faith, reasonable discretion, subject to Buyer taking commercially reasonable efforts to complete such due diligence in a timely manner prior to the Closing Date.

(g) Acquired Companies shall have obtained the relevant waivers from the relevant counterparties of all those Acquired Company Agreements which contains a change of control clause, which are listed in Schedule N.

(h) Rebato shall have assigned to the relevant Acquired Company, on free basis, the Intellectual Property listed in Schedule O (the “IP Condition Precedent”).

ARTICLE V

CLOSING AND DELIVERY OF DOCUMENTS

5.1 Time and Place. The Closing of the transaction contemplated by this Agreement shall take place before any of the notary, on or before February 10th, 2026, unless otherwise agreed by the Parties, subject to the satisfaction of all conditions, specifically the delivery of all required documents, or at such other time and place as the Parties mutually agree (the “Closing Date”). All proceedings to be taken and all documents to be executed at the Closing shall be deemed to have been taken, delivered and executed simultaneously, and no proceeding shall be deemed taken nor documents deemed executed or delivered until all have been taken, delivered and executed. The date of Closing may be accelerated or extended by written agreement of the parties. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission required by this Agreement or any signature required thereon may be used in lieu of an original writing or transmission or signature for any and all purposes for which the original could be used; provided, however, that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission or original signature.

5.2 Deliveries by Intermediary Seller. At Closing, Intermediary Seller shall provide the following to Buyer:

(a) The title of ownership (which will be the public deed whereby the Original Purchase Agreement is notarized) of the Shares.

(b) A certificate executed by the Secretary of Intermediary Seller, dated as of the Closing Date, certifying that attached thereto are true and complete copies of all resolutions adopted by the directors of Intermediary Seller authorizing the execution, delivery, and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(c) A certificate executed by the sole director of CH 109, dated as of the Closing Date, certifying that all resolutions adopted by the directors of CH 109 authorizing the execution, delivery, and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(d) Such other documents as are reasonably necessary to carry out the terms of the transaction contemplated by this Agreement.

5.3 Deliveries by Buyer. At Closing, Buyer shall provide the following:

(a) Wire-transfer of the Closing Cash Consideration to Intermediary Seller’s designated bank account as detailed in Schedule C hereto.

(b) A signed letter to the Parent’s transfer agent, instructing the transfer agent to issue the applicable Common Stock Consideration to the Intermediary Seller.

(c) A certificate executed by the Secretary of Parent, dated as of the Closing Date, certifying that all resolutions adopted by the Board of Directors of Parent authorizing the execution, delivery, and performance of this Agreement and the other Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(d) A certificate executed by the Secretary of Buyer, dated as of the Closing Date, certifying that all resolutions adopted by the Board of Directors of Buyer authorizing the execution, delivery, and performance of this Agreement and the other Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(e) Such other documents as are reasonably necessary to carry out the terms of the transaction contemplated by this Agreement.

ARTICLE VI

INDEMNIFICATION

Survival of Representations, Etc. The representations, warranties, covenants and indemnities set forth in this Agreement or in any certificate, document or other instrument delivered in connection herewith or contemplated hereby shall survive the Closing as follows:

(a) the representations and warranties in Section 2.01, Section 2.03, Section 2.04, Section 2.05, Section 2.07, Section 2.09, Section 2.10, Section 2.11, Section 2.20 Section 2.25, Section 3.01 and Section 3.03 hereof shall survive until 90 days following the expiration of the applicable statute of limitations (giving effect to any extensions thereof): and

(b) all other representations and warranties in this Agreement or in any certificate, document or other instrument delivered in connection herewith or contemplated hereby shall survive for a period of thirty-six (36) months from the Closing Date. The expiration of any representation or warranty as provided in this Section 6.01 hereof shall preclude any indemnity with respect thereof under this Article VI from and after the time such representation or warranty shall have expired; provided, however, that the expiration of any such representation or warranty shall not affect the rights of any party in respect of any such indemnity claim therefor as to which notice thereof has been given under this Article VI prior to the expiration of the applicable survival period provided in this Section 6.01 hereof.

6.2 Indemnification by Intermediary Seller and Original Sellers. From and after the Closing, Intermediary Seller and the Original Sellers shall jointly and severally indemnify, defend, save and hold harmless Buyer, Parent, the Acquired Companies and any of their respective officers, directors, shareholders, affiliates and successors and assigns (collectively, the “Buyer Indemnified Parties”) from and against any and all Losses (as defined below) incurred by any Buyer Indemnified Party and arising out of or resulting from (i) any breach of any representation or warranty given or made by Intermediary Seller or Original Seller in this Agreement or any Ancillary Agreements; (ii) any nonfulfillment or breach of any covenant or agreement made by Intermediary Seller in this Agreement or any Ancillary Agreements; and (iii) any events or circumstances arising from the business or operations of any of the Acquired Companies on or prior to the Effective Date.

6.3 Indemnification by Buyer. From and after the Closing, Buyer and the Parent shall, jointly and severally, indemnify, defend, save and hold harmless Intermediary Seller, the Original Sellers and any of their its officers, directors, shareholders, affiliates and successors and assigns (collectively, the “Seller Indemnified Parties”) from and against any and all Losses (as defined below) incurred by any Seller Indemnified Party and arising out of or resulting from (i) any breach of any representation or warranty given or made by Buyer in this Agreement or any Ancillary Agreements; (ii) any nonfulfillment or breach of any covenant or agreement made by Buyer or Parent in this Agreement or any Ancillary Agreements; and (iii) any events or circumstances arising from the business or operations of the Acquired Companies on or after the Closing Date.

6.4 Notice of Indemnity Claims. If any Buyer Indemnified Parties or Seller Indemnified Parties entitled to or seeking indemnification hereunder (an “Indemnified Party”) (a) determines that any event, occurrence, fact, condition or claim has given or could give rise to Losses for which such Indemnified Party is or may be entitled to, or may seek, indemnification under this Agreement, (b) otherwise identifies an event, occurrence, fact, condition or claim giving rise (or which may give rise) to a right of indemnification hereunder in favor of such Indemnified Party, or (c) with respect to any third party claim, becomes aware of the assertion of any claim or of the commencement of any action, suit or proceeding at law or in equity (any of the foregoing, an “Indemnity Claim”), such Indemnified Party shall promptly notify the party or parties obligated to provide indemnification or from whom indemnification is being or will be sought (the “Indemnifying Party”) in writing of such Indemnity Claim (a “Claim Notice”) describing in reasonable detail the facts giving rise to the claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based; provided, however, the failure of any Indemnified Party to give timely notice thereof shall not affect any of its rights to indemnification hereunder nor relieve the Indemnifying Party from any of its indemnification obligations hereunder, except to the extent the Indemnifying Party is materially prejudiced by such failure. Any Claim Notice not relating to a Third-Party Claim shall specify the nature of the Loss and the estimated amount thereof. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days following the delivery of the Claim Notice that the Indemnifying Party disputes the referenced Claim, the amount of such Claim shall be conclusively deemed a liability of the Indemnifying Party hereunder (a “Final Claim”).

6.5 Losses Defined. As used in this Article VI, “Losses” means any and all losses, liabilities, obligations and damages and other reasonable out-of-pocket costs, expenses and charges, including, without limitation, reasonable attorneys’ fees and other amounts incurred in proceedings relating to Losses, but all of which Losses shall be reduced by (a) any insurance proceeds actually recovered with respect to the events or transactions giving rise to such Losses (less any increase in annual premiums as a result of such claims) or (b) any reserve set forth in, or provision made in, the Financial Statements specifically with respect to the events or transactions giving rise to such Losses.

6.6 Setoff. Buyer may with notice to Intermediary Seller, withhold from any payment obligation pursuant to this Agreement, at Buyer’s option that is payable to Intermediary Seller, to the extent of the amount estimated by Buyer in good faith of any Losses incurred or to be incurred by any Buyer Indemnified Party covered by Intermediary Seller’s indemnification pursuant to Section 6.02 hereof.

6.7 Threshold. Intermediary Seller shall not have any liability pursuant to Section 6.02 hereof, unless and until the aggregate amount of Losses pursuant to Section 6.02 hereof is greater than or equal to Ten Thousand ($10,000) (the “Basket”), in which case Intermediary Seller shall be responsible only for Losses exceeding the Basket. Buyer shall not have any liability pursuant to Section 6.03 hereof, unless and until the aggregate amount of Losses pursuant to Section 6.03 hereof is greater than or equal to the Basket, in which case Buyer shall be responsible only for Losses exceeding the Basket. The aggregate amount of all Losses for which Intermediary Seller shall be liable pursuant to Section 6.02 hereof shall not exceed Three Million Dollars ($5,000,000) (the “Cap”). The aggregate amount of all Losses for which Buyer shall be liable pursuant to Section 6.03 hereof shall not exceed the Cap. Notwithstanding the foregoing, the limitations set forth in this Section 6.07 shall not apply to Losses based upon, rising out of, or by reason of any inaccuracy in or breach of any representation of warranty in Section 2.01, Section 2.03, Section 2.05, Section 2.07, Section 2.09, Section 2.10, Section 2.11, Section 2.20 or Section 2.25 hereof or for any claim of fraud by the Buyer or Parent against the Intermediate Seller or Original Sellers.

6.8 Sole and Exclusive Remedy. Following the Closing, the indemnification rights pursuant to this Article VI shall constitute the sole and exclusive remedies for Intermediary Seller, Buyer and Parent pursuant to this Agreement with respect to Losses of any kind or nature rising out of or in connection with this Agreement, except for claims arising from fraud, criminal activity, gross negligence or willful misconduct on the part of any Indemnifying Party.

6.9 Tax Benefits and Tax Detriments. Any Losses shall be calculated net of any tax benefits actually realized by the Indemnified Party by reason of deductibility of such Losses.

6.10 Mitigation. Each of the Seller Indemnified Parties and the Buyer Indemnified Parties shall make commercially reasonable efforts to mitigate or minimize Losses under this Agreement upon and after becoming aware of any event or condition that would reasonably be expected to give rise to any Losses that are indemnifiable under this Article VI; provided, however, that nothing in this provision is intended to obligate any such parties to incur extraordinary expense or risk to mitigate or minimize any such Losses.

6.11 Review Rights. Upon reasonable request and during regular business hours and not to exceed more than twice per calendar year, at the Intermediary Seller’s own cost expense, Intermediary Seller may request and shall have access to relevant supporting materials and other documents as reasonably necessary to verify compliance with the terms and conditions of this Article VI and to investigate and verify any claims made pursuant this Article VI.

ARTICLE VII

POST-CLOSING COVENANTS

7.01 Covenant Not to Compete. For a period of two (2) years commencing the Closing Date (the “Seller Restriction Period”), neither the Intermediary Seller nor the Original Sellers will engage, directly or indirectly, in the Restricted Business (as defined below) within the European Union (the “Territory”). If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 7.1 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed. As used herein, the term “Restricted Business” means any software services for Contact Center Software implementation, Managed Service and Support, and IT related services. During the Intermediary Seller Restriction Period, Intermediary Seller shall not contract directly with the persons or entities set forth on Annexure J.

7.02 Transition. Neither Intermediary Seller nor the Original Sellers shall take any unreasonable action that is designed or reasonably likely to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Acquired Companies from maintaining materially the same business relationships with the Acquired Companies after the Closing as it maintained with the Acquired Companies during the six (6)-month period prior to the Closing; provided, however, that nothing in this Section 7.02 shall prevent Intermediary Seller or Original Sellers from conducting legitimate business activities in the ordinary course of its business that are not specifically aimed at diverting or subverting the business of any Acquired Company post-Closing.

7.03 Confidentiality. During the Seller Restriction Period, Intermediary Seller and Original Sellers will treat and hold as such all of the confidential information of the Acquired Companies and the business of any Acquired Company, refrain from using any of the confidential information except in connection with this Agreement, and deliver promptly to Buyer or destroy, at the request and option of Buyer, all tangible embodiments (and all copies) of the confidential information that are in its possession; provided, however, that, Intermediary Seller and Original Sellers may retain a copy of such information solely for its personal, confidential use as may be reasonably necessary for purposes of compliance with its obligations under applicable law and/or for enforcement of its rights and remedies hereunder and under the Ancillary Agreements.

7.04 Conduct of the Business of any Acquired Company. Commencing the Closing Date and until Buyer has satisfied its obligations to make timely payments of the Purchase Price, and except as otherwise consented to in writing by Intermediary Seller, Buyer shall, and shall cause the Acquired Companies to, (i) conduct the business of the Acquired Companies in the ordinary course of business consistent with past practice; (ii) use reasonable commercial efforts to maintain and preserve intact the current organization (other than as contemplated by this Agreement), business and franchise of the Acquired Companies, and to preserve the rights, franchises, goodwill and relationships of its employees, consultants, lessors, licensors, lenders, customers, suppliers, vendors, business associates, regulators and others having business relationships with the Acquired Companies. Without limiting the generality of the foregoing, during the Buyer Restriction Period, Buyer and Parent shall:

(i) cause the Acquired Companies to preserve and maintain all of its licenses and permits;

(ii) cause the Acquired Companies to pay its debts, taxes and other obligations when due, and not assume any new debts or obligations other in the ordinary course of the business of any Acquired Company consistent with past practice;

(iii) cause the Acquired Companies to maintain the properties and assets owned, operated or used by the Acquired Companies in the same condition as they were prior to the Closing Date, reasonable wear and tear excepted;

(iv) cause the Acquired Companies to continue in full force and effect without modification all insurance policies, except as required by applicable law;

(v) cause the Acquired Companies to defend and protect its properties, assets contracts and the business of any Acquired Company from infringement or usurpation, not to transfer any of its properties, assets, revenues, contracts or the Acquired Companies to third parties, or create any liens or encumbrances thereon (including, without limitation, by way of selling, assigning, leasing or factoring each of the Acquired Companies’ Accounts Receivables), or take any other actions which would materially adversely affect the Acquired Companies ability to fully satisfy its obligations hereunder;

(vi) cause the Acquired Companies to perform all of its material obligations under all contracts relating to or affecting its properties, assets or the business of any Acquired Company;

(vii) cause the Acquired Companies to maintain its books and records in accordance with past practice, and permit Intermediary Seller, and their respective agents to inspect and copy the books and accounts of the Acquired Companies for purposes of verifying Buyer’s and the Acquired Companies compliance with its obligations hereunder;

(viii) cause the Acquired Companies to comply in all material respects with all applicable laws, rules and regulations, as well as all applicable customer policies and practices, including privacy and data security protocols; and

(ix) cause the Acquired Companies not to take or permit any action that would cause any of the changes, events or conditions which would materially reduce the business of any Acquired Company, or materially adversely affect its ability to conduct its operations on an ongoing basis consistent with past practice, or otherwise render the Acquired Companies inoperable, unable to pay its debts when due, or cause material breach of its obligations hereunder.

7.05 Gross Revenue and Adjusted EBITDA. Intermediary Seller and Original Sellers jointly and severally hereby covenant to Buyer that the gross revenues and adjusted EBITDA of the Acquired Companies on an accrual basis for the twelve (12)-month period ending on December 31, 2025 will be approximately $31,000,000 and $3,600,000, respectively.

7.06 Revenue Not Yet Booked. Intermediary Seller and Original Sellers jointly and severally hereby covenants to Buyer that, as of the Effective Date, the Acquired Companies have entered into various contracts with its customers to provide future services related to the business of any Acquired Company, and that the revenue under such contracts has not been earned or booked in the applicable Acquired Company financial statements as of the Effective Date, and it will account for at least $36,000,000 of aggregate revenue for the Acquired Companies in fiscal year 2026

7.07 Customer Contracts. The Acquired Companies shall continue to retain the ability to service the contracts listed on Schedule B hereto (the “Customer Contracts”) after the Closing Date in accordance with their respective terms if (i) the Acquired Companies continues to operate the business of any Acquired Company post-Closing in the ordinary course, and (ii) subject to any force majeure events or other factors beyond the reasonable control of any of applicable parties to such Customer Contracts.

7.08 Line of Credit. Buyer and Parent will work with Acquired Companies to continue to have Bank Line of Credit and continue with the Acquired Companies as the guarantor.

ARTICLE VIII

MISCELLANEOUS PROVISIONS

8.1 Amendments. This Agreement may be amended only by a writing signed by each of the parties, and any such amendment shall be effective only to the extent specifically set forth in such writing.

8.2 Assignment. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns; provided, however, that any assignment by a party of its rights under this Agreement without the written consent of the other parties shall be null and void ab initio. The Intermediary Seller and the Original Sellers hereby consent and authorize the Buyer to assign this Agreement, prior to Closing, to any other company controlled by the Buyer or by the Parent.

8.3 Entire Agreement; Conflicts. This Agreement and the Ancillary Agreements contain the entire agreement of the parties with respect to the transactions contemplated hereby and thereby, and supersede all prior and contemporaneous written and oral agreements, oral agreements, relating to such transactions. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Agreements, the Annexures, Schedules and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

8.4 Expenses. Except as otherwise specifically provided herein or in any other agreements and instruments related to this Agreement, each party shall be responsible for such expenses as it may incur in connection with the negotiation, preparation, execution, delivery, performance and enforcement of this Agreement and the Ancillary Agreements. For purposes of clarity, the Intermediary Seller and the Original Seller shall be responsible for all fees, including legal fees incurred by the Acquired Companies in connection with the negotiation, preparation and execution of this Agreement and any of the Ancillary Agreements.

8.5 Further Assurances. The parties shall from time to time do and perform such additional acts and execute and deliver such additional documents and instruments as may be required by applicable governmental rules or reasonably requested by any party to establish, maintain or protect its rights and remedies or to effect the intents and purposes of this Agreement and all other agreements and instruments related to this Agreement. Without limiting the generality of the foregoing, each party agrees to endorse (if necessary) and deliver to the other, promptly after its receipt thereof, any payment or document which it receives on or after the Closing Date and which is the property of the other. Intermediary Seller and Original Sellers acknowledge and agree that from and after the Closing, Buyer and Parent will be entitled to possession of all documents, books, records (including tax records), agreements, and financial data of any sort relating to the Acquired Companies and the business of any Acquired Company; provided, however, that, Intermediary Seller and Original Sellers may retain a copy of such documents, books, records (including tax records), agreements, and financial data solely for its personal, confidential use as may be reasonably necessary for purposes of compliance with its obligations under applicable law and/or for enforcement of its rights and remedies hereunder and under the Ancillary Agreements.

8.6 Governing Law; Consent to Jurisdiction. This Agreement shall be governed by the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Buyer, Intermediary Seller and the Original Sellers each hereby irrevocably consents to the jurisdiction of the Delaware Court of Chancery in Wilmington, Delaware s in any case or controversy arising under this Agreement, and that process may be served in the manner provided in Section 8.08 hereof.

8.7 Termination. This Agreement may be terminated at any time prior to the Closing:

(i) by the mutual written consent of Intermediary Seller and Buyer; or.

(ii) by Buyer or Intermediary Seller in the event that (a) there shall be any law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (b) any Governmental Orders restraining or enjoining the transactions contemplated by this Agreement shall have been issued, and such Governmental Order(s) shall have become final and non-appealable.

8.8 Effect of Termination. In the event of the termination of this Agreement in accordance with Section 8.07, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except as set forth in Section 4.02(a) hereof, Article VI and this Section 8.08; provided, however, that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof. Furthermore, Buyer shall maintain strict confidentiality of the business of any Acquired Company and any other non-public, proprietary information of Intermediary Seller, the Original Sellers and the Acquired Companies and that Buyer and Parent had access to or that was disclosed to Buyer and Parent in connection with this Agreement, and Buyer and Parent shall not disclose or use such information whatsoever without the prior written consent of Intermediary Seller and the Acquired Companies. Upon termination of this Agreement, the Intermediary Seller shall immediately return to the Parent the $3,000,000 previously paid to it by the Parent.

8.9 Notices. Unless otherwise specifically provided herein, all notices, consents, requests, demands and other communications required or permitted hereunder:

(a) shall be in writing or by email;

(b) shall be sent by messenger, certified or registered U.S. mail, a reliable express delivery service or telecopier (with a copy sent by one of the foregoing means), charges prepaid as applicable, to the appropriate address(es) or number(s) set forth below; and

(c) shall be deemed to have been given on the date of receipt by the addressee (or, if the date of receipt is not a business day, on the first business day after the date of receipt), as evidenced by (i) a receipt executed by the addressee (or a responsible person in their office), the records of the Person delivering such communication or a notice to the effect that such addressee refused to claim or accept such communication, if sent by messenger, U.S. mail or express delivery service, or (ii) a receipt generated by the sender’s telecopier showing that such communication was sent to the appropriate number on a specified date, if sent by telecopier.

All such communications shall be sent to the following addresses or numbers, or to such other addresses or numbers as any party may inform the others by giving five business days’ prior notice:

If to Intermediary Seller or the Original Sellers:	If to Buyer or Parent:

Tam Singh	David Ayanoglou
Teyame AI LLC	7901, Stoneridge Dr, Suite 220
Hamilton Reserve Bank Plaza	Pleasanton, CA 94588
Jessups Estate, Nevis, St. Kitts and Nevis.	Email: david.a@healthcaretriangle.com
Email: draycotthouse1@yahoo.co.uk

8.10 Publicity. No party hereto shall make any press release, announcements in social media, corporate communications and announcements, or any other form of other public announcement regarding this Agreement or any Ancillary Agreements, or any transactions contemplated hereby or thereby, until the text of such release or announcement has been submitted to Buyer and Intermediary Seller and both have approved the same in writing.

8.11 Severability. Any provision of this Agreement, which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

8.12 Waivers. The due performance or observance by the parties of their respective obligations hereunder and under the Ancillary Agreements shall not be waived, and the rights and remedies of the parties hereunder and thereunder shall not be affected, by any course of dealing or performance or by any delay or failure of any party in exercising any such right or remedy. The due performance or observance by a party of any of its obligations hereunder or under any Ancillary Agreements may be waived only by a writing signed by the party against whom enforcement of such waiver is sought, and any such waiver shall be effective only to the extent specifically set forth in such writing

8.13 Withholding. All payments by Buyer pursuant to this Agreement and the Exhibits hereto are subject to any applicable U.S. federal or state tax withholding.

8.14 Broker. Each party shall be responsible for such expenses and fees as it may incur in connection with any broker, agent or finder on account of this Agreement.

8.15 Limitations on Damages. Notwithstanding any other provision contained elsewhere in this agreement to the contrary, except with respect to indemnification of the third party claims, each party acknowledges that this agreement does not authorize a party to sue for or collect from the other party any punitive damages, or any consequential or indirect damages in connection with this agreement and the transactions contemplated hereby and that each party expressly waives for itself and on behalf of its affiliates, any and all claims that it may have against the other party and the other party’s affiliates for its own such damages in connection with this agreement and the transactions contemplated hereby.

8.16 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement or any Ancillary Agreements were not performed in accordance with the terms hereof or thereof (as applicable) and that the aggrieved parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Share Purchase Agreement to be executed as of the Effective Date by their respective officers thereunto duly authorized (as applicable).

Buyer:

Healthcare Triangle, Inc.

By:	/s/ David Ayanoglou
Name:	David Ayanoglou
Title:	CFO

Intermediary Seller:

Teyame AI LLC

By:	/s/ Tam Singh
Name:	Tam Singh
Title:	President and CEO

[SIGNATURE PAGE TO TEYAME–HEALTHCARE TRIANGLE – SHARE PURCHASE AGREEMENT]